As filed with the Securities and Exchange
                         Commission on December 8, 1999
                                                    Registration No. 333-

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                DSET CORPORATION
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                 1160 US Highway 22 East
         New Jersey           Bridgewater, New Jersey 08807       22-3000022
----------------------------  -----------------------------  ------------------
(State or Other Jurisdiction   (Address of Principal         (I.R.S. Employer
of Incorporation or             Executive Offices)           Identification No.)
Organization)                        (Zip Code)

                             1993 Stock Option Plan
                                 1998 Stock Plan
--------------------------------------------------------------------------------
                            (Full Title of the Plans)

                             William P. McHale, Jr.
                             Chief Executive Officer
                                DSET Corporation
                             1160 US Highway 22 East
                          Bridgewater, New Jersey 08807
--------------------------------------------------------------------------------
                              (Name and Address of
                               Agent for Service)

                                 (908) 526-7500
--------------------------------------------------------------------------------
                     (Telephone Number, Including Area Code,
                              of Agent for Service)

                                    Copy To:

                              Tod K. Reichert, Esq.
                   Buchanan Ingersoll Professional Corporation
                              650 College Road East
                               Princeton, NJ 08540
                                 (609) 987-6800


                         CALCULATION OF REGISTRATION FEE
===================================================================================================
                                                      Proposed         Proposed
                                     Amount            Maximum          Maximum         Amount of
     Title of Securities            to be          Offering Price      Aggregate      Registration
      to be Registered           Registered (1)     Per Share        Offering Price        Fee
---------------------------------------------------------------------------------------------------
Common Stock, no par value
    per share:

Shares issued or to be issued
    pursuant to prior option
    grants under the 1993
    Stock Option Plan              2,887,689           $3.21(2)       $9,269,482(2)        $2,448
---------------------------------------------------------------------------------------------------

Shares to be issued pursuant
    to prior option grants
    under the 1998 Stock Plan      1,238,371          $12.64(3)      $15,653,010(3)        $4,133
---------------------------------------------------------------------------------------------------
Shares to be issued pursuant
    to future option grants
    under the 1998 Stock Plan        561,629          $22.40(4)      $12,580,490(4)        $3,322
---------------------------------------------------------------------------------------------------
Total:                             4,687,689                         $37,502,982           $9,903
===================================================================================================

---------------

(1) For the sole purpose of calculating the registration fee, the number of shares under this Registration Statement has been divided among three subtotals.

(2) Pursuant to Rule 457(h), these prices are calculated based on the weighted average exercise price of $3.21 per share covering 2,887,689 shares subject to stock options granted under the 1993 Stock Option Plan.

(3) Pursuant to Rule 457(h), these prices are calculated based on the weighted average exercise price of $12.64 per share covering 1,238,371 shares subject to stock options granted under the 1998 Stock Plan.

(4) Pursuant to Rule 457(h) and 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the bid and asked prices of DSET's Common Stock on the Nasdaq National Market on December 6, 1999.

        Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares as may be issued as a result of the anti-dilution provisions of the Plans.

                                EXPLANATORY NOTE

     This Registration Statement contains two parts:

     The first part contains a Reoffer Prospectus (the "Prospectus") prepared in accordance with the requirements of Part I of Form S-3. The Prospectus covers reoffers and resales of shares of common stock, no par value (the "Common Stock"), of DSET Corporation ("DSET") by: (i) all affiliates (as such term is defined under Rule 405 of the Securities Act of 1933, as amended) of DSET with respect to options granted prior to the date hereof pursuant to DSET's 1993 Stock Option Plan and DSET's 1998 Stock Plan (collectively, the "Plans"); (ii) all non-affiliates who hold less than 1,000 shares pursuant to option exercises under the Plans prior to the date hereof; and (iii) certain other non-affiliates listed on the Selling Shareholder table herein.

     The  second  part  contains   "Information  Required  in  the  Registration
Statement" pursuant to Part II of Form S-8 with respect to option exercises by non-affiliates pursuant to the Plans subsequent to the date hereof.

                                   PROSPECTUS


                  S-3 Reoffer Prospectus dated December 8, 1999

                                DSET CORPORATION

                        2,887,689 Shares of Common Stock
               Issued or Issuable under the 1993 Stock Option Plan
                        1,800,000 Shares of Common Stock
                       Issuable under the 1998 Stock Plan


     This Prospectus relates to the public resale, from time to time, of 4,687,689 shares of our Common Stock (the "Shares") by certain shareholders identified below in the section entitled "The Selling Shareholders." These Shares have been or may be acquired upon the exercise of stock options granted pursuant to our 1993 Stock Option Plan or 1998 Stock Plan (collectively, the "Plans"). Options or shares of Common Stock also may be issued under the 1998 Stock Plan in amounts and to persons not presently known by us. Such information, when known, may be included in an amendment to this Prospectus.

     We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares covered by this Prospectus.

     We have not entered into any underwriting arrangements in connection with the sale of Shares. The Shares may be sold from time to time by the Selling Shareholders or by permitted pledgees, donees, transferees or other permitted successors in interest and may be made on the Nasdaq National Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

     Our Common Stock is traded on the Nasdaq National Market under the symbol "DSET." On December 6, 1999, the closing sale price of our Common Stock on the Nasdaq National Market was $22.3125 per share.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                              BEGINNING ON PAGE 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is December 8, 1999.

                          PROSPECTUS TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Special Note Regarding Forward-Looking Information..........................  3
DSET Corporation............................................................  3
Risk Factors................................................................  5
      Substantial Variability of Quarterly Operating Results................  5
      Dependence on Rapidly Evolving Telecommunications Industry............  6
      Dependence on the TMN Industry Standard...............................  6
      Rapid Technological Change............................................  7
      Management of Growth..................................................  7
      Risks Associated with International Operations........................  7
      Possibility of Over-runs on Fixed-Price Contracts and Other
          Project Risks.....................................................  8
      Limited Protection of Proprietary Rights and Enforcement of
          Licensing Rights..................................................  8
      Competitive Market for Technical Personnel............................  9
      Risks Associated with New Application Development Tools and
          Carrier-to-Carrier Applications................................... 10
      Risks of Product Defects.............................................. 10
      Dependence on Key Personnel........................................... 10
      Length of Sales Cycle................................................. 11
      Intense Competition................................................... 11
      Customer Concentration................................................ 12
      Risks Associated with Indirect Sales Channels......................... 13
      Risks Associated with Year 2000 Problem............................... 13
      Government Regulations and Legal Uncertainties........................ 15
      Risks Relating to Potential Acquisitions.............................. 16
      Possibility of Volatility of Stock Prices............................. 16
      Anti-Takeover Effect of Certain Charter and By-Law and Other
          Provisions........................................................ 16
Use of Proceeds............................................................. 17
The Selling Shareholders.................................................... 17
Plan of Distribution........................................................ 21
Legal Matters............................................................... 22
Experts..................................................................... 22
Information Incorporated by Reference....................................... 22
Where You Can Find More Information......................................... 23
Indemnification of Directors and Officers................................... 23

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This Prospectus and the documents incorporated herein contain forward-looking statements. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be forward-looking statements. For example, the words "may," "will," "continue," "believes," "expects," "anticipates," "intends," "estimates," "should" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause DSET's results to differ materially from those indicated by such forward-looking statements. These factors include those set forth below in the section entitled "Risk Factors." In particular, DSET's statements relating to the Year 2000 compliance of its products and internal systems are forward-looking statements. Such forward-looking statements also involve risks and uncertainties, including, but not limited to: (i) DSET's dependence on the rapidly evolving telecommunications industry in general, and the local exchange carrier market in particular; (ii) DSET's dependence on the Telecommunications Management Network ("TMN") industry standard; (iii) rapid technological change in DSET's industry; (iv) risks associated with the development and marketing of new products, including carrier-to-carrier applications, such as Local Number Portability Solutions ("LNP") or operational support systems ("OSS") gateways; (v) risks associated with acquisitions of businesses by DSET, including risks relating to unanticipated liabilities or expenses or lower than expected revenues of such acquired businesses; and (vi) risks and variables, including engineering costs, associated with the remediation of certain of DSET's products which are not Year 2000 compliant. The success of DSET depends to a large degree upon increased utilization of its carrier-to-carrier applications, such as LNP or OSS interconnection gateways, by telecommunications carriers and network equipment vendors, the buying patterns of competitive local exchange carriers ("CLECs") and the continued demand for application development tools and custom application development services. As a result of such risks and others expressed from time to time in DSET's filings with the Securities and Exchange Commission (the "SEC"), DSET's actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein.

                                DSET CORPORATION

     We design, develop, market and support software solutions for the global telecommunications marketplace. Our suite of electronic bonding gateways interconnects the OSSs of competing telecommunications providers that must trade information and share network capabilities to serve customers. In addition, our LNP solutions also play a key role in enabling customers to change telecommunications service providers without changing their local phone numbers. The Telecommunications Act of 1996 encourages competition among providers of local phone services by requiring the incumbent regional Bell operating companies to allow CLECs to lease portions of the incumbents' networks and access their OSSs. As a result, hundreds of CLECs are vying to win customers from the incumbents by offering better pricing and service. With our solutions, CLECs can complete key tasks that assist "provisioning" or "service fulfillment" of phone service for new customers in days rather than weeks. In addition, our solutions help CLECs maintain a higher level of quality of service for their customers.

     The majority of our revenues are now generated from two sources: license and service revenues from CLECs and license and service revenues from network equipment vendors. Until 1999, substantially all of our revenues had been derived from applications and suites of tools that could be distributed among many processors in order to solve highly complex problems in the network management area which we generally sold to network equipment vendors.

     Our success  will  depend on  continued  growth in the market for  advanced
telecommunications   products  and  services  such  as  LNP  solutions  and  OSS interconnect products.

     We are a New Jersey corporation. Our principal executive offices are located at 1160 US Highway 22 East, Bridgewater, New Jersey 08807, and our telephone number is (908) 526-7500. In this Prospectus, the terms "DSET," "the Company," "we," "us" and "our" includes DSET Corporation and its subsidiaries.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, you should carefully consider the following factors in evaluating whether to invest in the Shares. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and financial results.

     If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our Common Stock could decline and you may lose all or part of your investment.

     This Prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Prospectus.

SUBSTANTIAL VARIABILITY OF QUARTERLY OPERATING RESULTS

     Our revenue, gross profit, operating income and net income may vary substantially from quarter to quarter due to a number of factors. Many factors, some of which are not within our control, may contribute to fluctuations in operating results. These factors include the following:

     o  Timing and levels of hardware and software purchases by customers;

     o  Timing, size and stage of application development projects;

     o  New product and service introductions by us or our competitors;

     o  Seasonal impact on projects for customers;

     o  Our hiring patterns;

     o  Costs associated with fixed-price contracts;

     o  Market  factors  affecting  the  availability  or  costs  of   qualified
        technical personnel;

     o  Timing and customer acceptance of our new product and service offerings;

     o  Length of sales cycle;

     o Variations in run-time royalty fees due to the size and timing of network device deployments by equipment vendors to telecommunications carriers;

     o  Mix of domestic and international sales;

     o  Costs related to acquisitions of technology or businesses; and

     o  Industry and general economic conditions.

     Historically, our revenue growth generally has been higher in the fourth quarter due to capital budgeting and spending patterns by our customers. We anticipate that our business will continue to be subject to such seasonal variations. In addition, a significant portion of our quarterly revenue is recognized in the last month of each quarter. As a result, we may not recognize any negative fluctuations in revenue until late in a particular quarter.

     Many of our costs, such as personnel and facilities costs, are relatively fixed in nature. Our expense levels are based in part on expectations of future revenue. As a result, our operating results have been and in the future will continue to be impacted by changes in technical personnel billing and utilization rates. Technical personnel utilization rates have been and are expected to continue to be adversely affected during periods of rapid and concentrated hiring. In addition, during such periods, we are likely to incur greater technical training costs. Due to these and other factors, if we are successful in expanding our service offerings and revenue, periods of variability in utilization are likely to occur. In addition, our revenues in any given period are likely to come from a limited number of customer engagements. Any delay in the closing of, or the loss of any number of, such engagements would adversely affect our results of operations. We believe, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future operating performance.

DEPENDENCE ON RAPIDLY EVOLVING TELECOMMUNICATIONS INDUSTRY

     Our success depends on the continued growth of the market for advanced telecommunications products and services. The global telecommunications market is evolving rapidly and it is difficult to predict its potential size or future growth rate. We cannot assure you that the global deregulation and privatization of the worldwide telecommunication market that has resulted in increased competition and escalating demand for new technologies and services will continue in a manner favorable to us or our business strategies.

     Since our customers are concentrated in the telecommunications industry, our future success is dependent upon increased utilization of our carrier-to-carrier applications, such as local number portability ("LNP") or operational support systems ("OSS") interconnection gateways, by telecommunications carriers and network equipment vendors, the buying patterns of competitive local exchange carriers ("CLECs") and the continued demand for application development tools and custom application services. We cannot guarantee that our current or future products or services will achieve acceptance among telecommunications carriers, network equipment vendors and other potential customers or that these customers will not adopt alternative architectures or technologies that are incompatible with our technologies.

     In addition, we cannot assure you that telecommunications carriers will upgrade the infrastructure of their networks necessitating the use of new network devices which require applications developed with our products or services. Industry-wide network improvements driving the demand for our products or services may be delayed or prevented by a variety of factors, including cost, regulatory obstacles, the lack or reduction of consumer demand for advanced telecommunications services and alternative approaches to service delivery.

DEPENDENCE ON THE TMN INDUSTRY STANDARD

     Until 1999,  substantially  all of our  revenue  had come from  application
development   tools  and   application   development   services   based  on  the
Telecommunications Management Network

("TMN") standard. A substantial portion of our ongoing revenue will still come from these applications. We depend upon the broad and continued adoption and deployment of TMN as the industry standard architecture for managing complex telecommunications networks. Telecommunications carriers have only recently widely embraced TMN solutions as an industry standard. In order to remain an industry standard, TMN must continue to be adapted to accommodate emerging technologies, such as CORBA and Java. We believe that the continued use of TMN solutions will also depend, in part, upon the continued demand from telecommunications carriers and equipment vendors to quickly and cost-effectively implement TMN solutions. It is uncertain whether TMN will remain a standard for the management of complex telecommunications networks. The introduction of new or more favorable industry standards, or our inability to recognize and quickly adapt to new standards, would materially and adversely affect our business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE

     The market for telecommunications devices, network-based applications and related services is subject to rapid technological change. Evolving industry standards, changes in end-user requirements and frequent new product and service introductions and upgrades may render our existing offerings obsolete. As a result, our position in this market could be negatively impacted due to unforeseen changes in product features and functions of competing products. Our growth and future results of operations will depend in part on our ability to respond to these changes by enhancing our existing products and services and by developing and introducing, on a timely and cost-effective basis, new products, features and related services to meet or exceed technological advances by our competitors. We cannot guarantee that we will be successful in identifying, developing and marketing new products, product enhancements and related services necessary to keep pace with technological change.

MANAGEMENT OF GROWTH

     Recent growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and technical resources. Our ability to manage growth effectively will require us to continue developing and improving our operational, financial and other internal systems, as well as our business development capabilities, and to attract, hire, train, retain, motivate and manage our employees. We must be able to allocate sufficient engineering resources to develop new products as well as maintain and improve the quality of our current offerings. In addition, our future success in the application development services component of our business will depend in large part on our ability to continue to maintain high rates of employee utilization at profitable billing rates and to maintain project quality, particularly if the size and scope of our development projects increase. The failure to manage our growing employee base, improve our operating systems or add resources on a cost effective basis could have a material adverse effect on our business.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     We rely on a number of third party distributors and agents to market and sell our products and services outside of North America. We cannot assure you that our distributors or agents will provide the effort and support necessary to service international markets effectively. We intend to expand our existing international operations and enter new international markets, which will demand significant management attention and financial commitment. Our management has limited experience in international operations, and we cannot guarantee that we will successfully expand our international operations, which could have a material adverse effect on our business, financial condition and results of operations.

     Our international sales currently are United States dollar-denominated. As a result, an increase in the value of the United States dollar relative to foreign currencies could make our products and services less competitive in international markets. Furthermore, operating in international markets subjects us to additional risks, including unexpected changes in regulatory requirements, political and economic conditions, taxes, tariffs or other barriers, difficulties in staffing and managing international operations, potential exchange and repatriation controls on foreign earnings, longer sales and payment cycles and difficulty in accounts receivable collection. Volatility and devaluation trends in certain Asian markets, particularly South Korea, have resulted in delays, cancellations and increased pricing pressures on our product sales and application development activities in such markets. Such risks may adversely affect our business, financial condition and results of operations.

POSSIBILITY OF OVER-RUNS ON FIXED-PRICE CONTRACTS AND OTHER PROJECT RISKS

     An increasing portion of our total revenue is generated from application development projects, system installations and service contracts provided on a fixed-price basis with performance and payment milestones rather than contracts billed on a time-and-materials basis. We bear the risk of cost over-runs and inflation in connection with fixed-price projects. If we fail to: (i) estimate accurately the resources and time required for a fixed-price project, or (ii) complete the services within the time frame committed, our business and results of operations could suffer.

LIMITED PROTECTION OF PROPRIETARY RIGHTS AND ENFORCEMENT OF LICENSING RIGHTS

     Our success and ability to compete effectively is dependent, in part, upon our proprietary rights. We rely primarily on a combination of copyright, trademark, patent and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. Furthermore, we generally enter into non-competition, non-disclosure and invention assignment agreements with our employees and consultants, and into non-disclosure agreements with our customers and distributors. We cannot assure you that these measures will be adequate to protect our proprietary rights.

     We may also be subject to further risks as we enter into transactions in countries where intellectual property laws are not well developed or are difficult to enforce. Legal protections of our proprietary rights may be ineffective in other countries. Litigation may be necessary to defend and enforce our proprietary rights, which could result in substantial costs and diversion of management resources and could have a material adverse effect on our business, financial condition and results of operations, regardless of the final outcome of such litigation. Despite our efforts to safeguard and maintain our proprietary rights both in the United States and abroad, there is no guarantee that we will be successful in doing so. Furthermore, we cannot assure you that the steps taken by us will be adequate to deter misappropriation or independent third-party development of our technology or to prevent an unauthorized third party from copying or otherwise obtaining and using our products or technology. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

     We, or our employees, may become subject to claims of infringement or misappropriation of the intellectual property rights of others. In addition, in our licenses and software development and distribution agreements, we agree to indemnify our customers and distributors for any expenses and liabilities resulting from claimed infringements of patents, trademarks, copyrights or other proprietary rights of third parties. The amount of our indemnity obligations may be greater than the revenue we may have received under these development and distribution agreements. We cannot assure you that third parties will not assert infringement or misappropriation claims against us, our customers or distributors in the future with respect to our employees or current or future products or services. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing arrangements. Royalty or licensing arrangements, if necessary, may not be available on terms acceptable to us, if at all, which could have a material adverse effect on our business, financial condition and results of operations.

     A portion of our revenues are generated from run-time royalty fees which generally become due upon the deployment by equipment vendors to telecommunications carriers of network devices which have embedded applications built with our software. Many of our customers are contractually required to periodically report the sales of these network devices to us. Although we generally have the right to periodic audits in our contracts which provide for run-time royalties, we cannot assure you that our customers will accurately report their sales or that we will be able to effectively monitor and enforce our contractual rights with respect to run-time royalty fees.

COMPETITIVE MARKET FOR TECHNICAL PERSONNEL

     Our future success depends to a significant extent on our ability to attract, hire, train, retain and motivate qualified technical and sales personnel, with appropriate levels of managerial and technical capabilities. Our complex technology generally requires a significant level of expertise to effectively develop and market our products and services and to perform our custom application development services. We believe that there is a worldwide shortage of, and significant competition for, professionals with the advanced skills we require. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel. Recruiting qualified personnel is an intensely competitive and time-consuming process. We compete for personnel with software companies and telecommunications companies, many of which have greater resources. This makes it difficult for us to hire the quality and number of technical and sales personnel we require. In addition, it makes it more expensive to hire those personnel we can attract. Due to this competition, we have experienced, and expect to continue to experience, turnover in technical and sales personnel. There is no guarantee that we will be successful in attracting and retaining the technical or sales personnel required to conduct and successfully expand our operations. Our business, financial condition and results of operations could be materially adversely affected if we are unable to attract, hire, train, retain and motivate qualified technical and sales personnel.

RISKS ASSOCIATED WITH NEW CARRIER-TO-CARRIER APPLICATIONS

     As part of our strategy, we expect to continue developing and offering new carrier-to-carrier applications, such as LNP Solutions and OSS interconnection gateway products. We cannot assure you that our new carrier-to-carrier applications will adequately meet evolving technological or customer requirements and emerging industry standards. Our new carrier-to-carrier applications are in the early stages of development, marketing and customer acceptance, and we have limited experience in developing, marketing or providing new applications. Accordingly, we cannot guarantee that the market for new carrier-to-carrier applications will develop. Furthermore, we cannot assure you that we will successfully market our new carrier-to-carrier applications to new and existing customers, or meet customer expectations.

     We have, from time to time, experienced delays in the development of new products and the enhancement of existing products, and we may in the future experience delays in the development of new carrier-to-carrier applications, due to resource constraints or technological or other reasons. Our inability to develop and introduce new applications in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

RISKS OF PRODUCT DEFECTS

     Application development tools and applications developed, licensed and sold by us may contain errors or failures. We cannot guarantee that errors or failures will not be found in our products or applications or, if discovered, that we will be able to successfully correct any errors or failures in a timely manner or at all. The occurrence of errors or failures in our products and applications could result in loss of or delay in market acceptance, increased service and warranty costs or payment of compensatory or other damages. In addition, errors or failures may result in delays in our recognition of revenue and diversion of our engineering resources during the period in which we are required to correct any defects. We do not maintain errors and omissions insurance to cover liability associated with our software development and license agreements. Although our agreements with our customers typically contain provisions intended to limit our exposure to potential claims as well as any liabilities arising from such claims, our contracts with our customers may not effectively protect us against the liabilities and expenses associated with software errors or failures. Accordingly, errors or failures in our products or applications could have a material adverse effect upon our business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     Our success to date, and our future success depends largely on the continued service of our management, key product and application engineers, and sales and technical sales support personnel as well as our ability to identify, hire and retain additional senior personnel. We face intense competition for qualified personnel, and we cannot be certain that we will successfully attract and retain additional qualified personnel in the future. The loss of the services of one or more of our key individuals or the failure to attract and retain additional qualified personnel could substantially damage our business. In addition, if we were to lose any key personnel, we cannot assure you that we would be able to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures.

LENGTH OF SALES CYCLE

     We believe that the period of time between initial customer contact and execution of a license agreement or application development services contract typically ranges from four to nine months. Telecommunications carriers and network equipment vendors typically conduct extensive and lengthy product evaluations before purchasing software or application development services. The sales cycle for CLECs is approximately three to four months. We do not typically receive advance notice of changes in the budgets and purchasing priorities of telecommunications equipment vendors and their carrier customers. Curtailment or termination of custom application development projects, decreases in customer budgets or reduction in the purchasing priority assigned to application development, particularly if significant and unanticipated by us, could have a material adverse effect on our business, financial condition and results of operations. Our customers may also encounter delays in the sales cycles of their products and services which depend on the implementation of applications built using our software, which may indirectly and adversely impact our business, financial condition and results of operations.

INTENSE COMPETITION

     We compete in rapidly changing markets that are intensely competitive and involve changing technologies, evolving industry standards, frequent new product introductions and rapid changes in customer requirements. We compete in the application development tools market with other software tool providers. Our competitors in the markets for application development services and electronic bonding gateways include the in-house development staffs of telecommunications carriers, network equipment vendors and systems integrators. In addition, there are new companies building electronic bonding gateways which include other software vendors and companies providing order management systems. Many of our current and potential competitors have longer operating histories, greater name recognition, larger or captive customer bases and significantly greater financial, technical, sales, customer support, marketing and other resources. Furthermore, TMN, as an open systems architecture, can lead to increased competition as third parties develop competitive products and services.

     We believe the principal competitive factors affecting the market for application development tools are:

     o    Product reputation;

     o    Quality;

     o    Performance;

     o    Price;

     o    Customer support; and

     o    Product  features  such  as  adaptability,  scalability,  ability   to
          integrate with other products, functionality and ease of use.

     We believe the principal competitive factors in the market for application development services include:

     o    Compliance with industry standards;

     o    Quality of service and deliverables;

     o    Speed of development and implementation;

     o    Price;

     o    Project management capability; and

     o    Technical and business expertise.

     We believe the principal competitive factors in the market for electronic bonding gateways include many of the same factors as the market for application development services as well as the ability of such applications to facilitate the flow-through of information between carriers' networks and systems. We cannot guarantee that we will be able to compete effectively based on these competitive factors. To remain competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance our offerings and expand our sales channels.

CUSTOMER CONCENTRATION

     We anticipate that our results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. As a result of this customer concentration, our revenue from quarter to quarter and business, financial condition and results of operations may be subject to substantial period-to-period fluctuations. In addition, our business, financial condition and results of operations could be materially adversely affected by the failure of customer orders to materialize as and when anticipated, or by deferrals or cancellations of existing application development projects. Other than certain agreements which provide for on-going maintenance revenues or minimum royalties for run-time licenses, none of our customers have entered into an agreement requiring on-going minimum purchases from us. Our application development services agreements generally can be terminated by our customers with limited advance notice and without significant penalty. Many of our principal customers may also be competitors. We cannot assure you that our principal customers will continue to purchase products or services from us at current levels, if at all. The loss of one or more major customers could have a material adverse effect on our business, financial condition and results of operations.

RISKS ASSOCIATED WITH INDIRECT SALES CHANNELS

     In order to expand our international sales efforts, we have utilized, and expect to continue to utilize, third-party distributors and agents. We cannot guarantee that any existing or future distributors will not become competitors. Furthermore, selling through indirect channels may limit our information concerning the volume of products sold by our customers to end-users and impede our contact with end-users. As a result, our ability to forecast revenues accurately,  evaluate  end-user  satisfaction  and recognize  emerging  end-user requirements may be hindered. Moreover, we have limited experience in establishing and maintaining indirect distribution channels and we cannot assure you that we will do so successfully. Additionally, any failure by our existing and future distributors to generate significant revenues could have a material adverse effect on our business, financial condition and results of operations.

RISKS ASSOCIATED WITH YEAR 2000 PROBLEM

     Assessment. We believe our exposure to Year 2000 problems lies primarily in the following areas: (i) our own internal operating systems; (ii) our tool suites, custom applications and pre-built electronic bonding gateways and network management applications; and (iii) systems of third parties with whom we have material relationships. We have completed our assessment with respect to our internal operating systems and tool suites. We continue to evaluate our exposure with respect to certain custom applications and our relationships with third parties. While the costs of these assessment efforts are not expected to be material to our financial condition or any year's results of operations, we cannot assure you that this will be the case.

     Internal Operating Systems. We believe our internal operating computer systems and management information system are currently Year 2000 compliant, and we do not believe that there will be future significant costs related to future maintenance of such compliance.

     Tool Suites and Pre-Built Applications. We have conducted an internal review and believe that our tool suites (and applicable updates) developed after May 27, 1997 have been tested and are Year 2000 compliant. These products include:

               PRODUCT NAME                         VERSION
               ------------                         -------
               ASN.C/C++                            3.5.3 and later
               Agent Tester                         2.0.1 and later
               CMIP Translator                      1.0.1 and later
               Distributed Systems Generator        4.2.0 and later
               GDMO Agent Emulator                  2.0.0 and later
               GDMO Agent Toolkit                   2.0.0 and later
               GDMO Compiler                        3.0.0 and later
               LNP Test Extensions                  2.0.0 and later

               PRODUCT NAME                         VERSION
               ------------                         -------
               Manager Code Generator               1.0.4 and later
               Manager Toolkit                      1.0.0 and later
               Marben OSIAM Stack                   2.6f/2.6g and later
               Visual Agent Builder                 1.0.0 and later
               LSMS                                 2.0.1 and later

     Our pre-built electronic bonding gateways and network management applications have been tested for Year 2000 compliance. All modifications to these applications are analyzed for Year 2000 compliance prior to their release.

     Custom Applications. In November 1998, we determined that certain custom applications developed and delivered to approximately ten customers were not Year 2000 compliant. All of these customers were notified of such Year 2000 compliance status in November 1998. We have also analyzed the extent to which any of the affected custom applications were integrated by customers into other products which may expose us to claims from our customers. We have agreed to assist each of these customers with any and all remediation solutions required to achieve Year 2000 compliance with our products. To date, our remediation has not significantly or materially adversely affected our financial condition and results of operations. We have incurred certain remediation expenses related to such compliance, pursuant to the warranty provisions of the applicable agreements. A failure to properly implement any correction, or problems with any correction, could cause errors in customers' products which may materially impact the functionality of those products.

     Third Party Relationships. We are dependent on various third party software and hardware vendors and suppliers. We are also dependent on third party service providers and partners such as telephone companies, banks, insurance carriers, auditors and marketing partners. The failure of such third parties to deliver Year 2000 compliant products or to remediate their internal systems could jeopardize our ability to meet our obligations to our customers. As a result, we are presently conducting inquiries of our outside vendors, suppliers, service providers and marketing partners to identify and resolve Year 2000 exposure from third parties. To date, we have identified one company whose product is not Year 2000 certified. Tests are planned to verify Year 2000 compliance for this product. Upon completion of the testing, we will be able to assess such exposure and financial impact, if any, should such party fail to be Year 2000 compliant. Any failure of third parties with whom we have material relationships to resolve Year 2000 problems in a timely manner could materially affect our business, financial condition or results of operations.

     Risks of Our Year 2000 Issues. We expect to identify and resolve all Year 2000 problems that could materially adversely affect our business, financial condition or results of operations. However, we believe that it is not possible to determine with complete certainty that all Year 2000 problems affecting us have been identified or corrected. Further, we cannot accurately predict how many failures related to the Year 2000 Problem will occur or the severity, duration or financial consequences of such failures. We believe that the most reasonably likely worst case Year 2000 scenario would include a combination of some or all of the following:

     o Our internal operating systems may fail or provide erroneous information. Such failure could result in: reduced utilization of technical or other personnel; the inability to timely generate financial reports and statements; and improper billing and record keeping;

     o    A number of system failures that may require significant efforts by us
          or  our   customers   to  prevent  or  alleviate   material   business
          disruptions; and

     o Failure in HVAC, lighting, telephone, security and similar systems on which we rely.


     Additionally, we cannot guarantee that our products will not be used by other companies, or our customers, to build applications which might not be Year 2000 compliant, or that our products or applications built with our products will not be integrated by us or our customers or interact with non-compliant software or other products which may expose us to claims from our customers.

     Costs. Other than time spent by our personnel, the costs associated with remediating non-compliant custom applications and assessing Year 2000 compliance issues have not been significant to date. We believe that the continued analysis of compliance of new releases of products and evaluation of potential Year 2000 problems will result in aggregate expenditures of less than $100,000.

     Our Contingency Plans. We believe our plans for addressing the Year 2000 Problem are adequate. We do not believe we will incur a material financial impact from system failures, or from the costs associated with assessing the risks of failure, arising from the Year 2000 Problem. We have assembled a response team which will be on 24 hour call during the change of 1999 to the year 2000. Consequently, we do not intend to create a detailed contingency plan. In the event that we do not adequately identify and resolve our Year 2000 issues, the absence of a detailed contingency plan may materially adversely affect our business, financial condition and results of operations.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     While our operations are not directly regulated, our existing and potential customers are subject to a variety of United States and foreign governmental regulations. These regulations may negatively impact the telecommunications industry, limit the number of potential customers for our products and services or otherwise have a material adverse effect on our business, financial condition and results of operations. Recently enacted legislation, including the Telecommunications Act of 1996 (the "Telecommunications Act"), deregulating the telecommunications industry may cause changes in the telecommunications industry, including the entrance of new competitors and possible industry consolidation, which could in turn reduce our potential customer base, increase pricing pressures on us, decrease demand for our application development tools, application development services and carrier-to-carrier applications, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations. Currently the Federal Communications Commission ("FCC") and state authorities are implementing the provisions of the Telecommunications Act and several of the decisions by the FCC and state authorities are being challenged in court. We cannot predict the extent to which such legislation and related litigation will affect our current and potential customers or ultimately affect our business, results of operations and financial condition.

RISKS RELATING TO POTENTIAL ACQUISITIONS

     As part of our growth strategy, we intend to continue to pursue acquisitions of businesses or technologies to broaden our product and service offerings, add technical or sales personnel, increase our presence in existing markets, expand into new geographic markets, establish strategic relationships and obtain desirable customer relationships. If we buy a company or selected assets or technologies, we could have difficulty assimilating acquired personnel, operations, customers or vendors. In addition, one or more of such personnel, customers or vendors may decide not to work for or continue to do business with us. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Although we conduct due diligence reviews with respect to all acquisitions candidates, we may not successfully identify all material liabilities or risks related to potential acquisitions. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing shareholders.

POSSIBILITY OF VOLATILITY OF STOCK PRICES

     The market prices for securities of technology companies have been highly volatile and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Announcements of technological innovations or new products or service offerings by us or our competitors, developments concerning proprietary rights, including patents and litigation matters, domestic or international regulatory developments affecting the telecommunications industry, general market conditions, any shortfall in revenues or earnings from expected levels or other failures by us to meet expectations of securities analysts and other factors, may have a significant impact on the market price of the Common Stock.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW AND OTHER PROVISIONS AND NEW JERSEY LAW.

     Anti-takeover provisions of New Jersey law, our Certificate of Incorporation and our By-Laws could make it more difficult for a third party to acquire control of us, even if such change would be beneficial to our shareholders. Our Certificate of Incorporation provides that our board of directors may issue preferred stock with superior rights and preferences without common shareholder approval. The issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control.

                                 USE OF PROCEEDS

     DSET will not receive any proceeds from the sale of the Shares covered by this Prospectus. While DSET will receive sums upon any exercise of options by the Selling Shareholders, DSET currently has no plans for their application, other than for general corporate purposes. DSET cannot assure that any of such options will be exercised.

                            THE SELLING SHAREHOLDERS

     The individuals listed below (the "Selling Shareholders") have or will acquire the Shares being registered pursuant to the exercise of options previously granted to them by DSET. The Shares may not be sold or otherwise transferred by the Selling Shareholders unless and until the applicable options are exercised in accordance with their terms.

     The following table sets forth: (i) the name of each Selling Shareholder, whose name is known as of the date of the filing of this Prospectus; (ii) his or her position(s), office or other material relationship with DSET and its predecessors or affiliates, over the last three years; (iii) the number of shares of Common Stock owned (or subject to options) by each Selling Shareholder as of the date of this Prospectus and prior to this offering; (iv) the number of shares of Common Stock which may be offered and are being registered for the account of each Selling Shareholder by this Prospectus (all of which have been or may be acquired by the Selling Shareholders pursuant to the exercise of options subject to the appropriate vesting of such options); and (v) the amount of Common Stock to be owned by each such Selling Shareholder if such Selling Shareholder were to sell all of their shares of Common Stock covered by this Prospectus. DSET cannot assure that any of the Selling Shareholders will offer for sale or sell any or all of the Shares offered by them pursuant to this Prospectus.

     In addition, options or shares of Common Stock may be issued under the 1998 Stock Plan in amounts and to persons not presently known by DSET. Such information, when known, may be included in a subsequent version of this Prospectus.

                                                          NUMBER OF
                                                           SHARES/             NUMBER OF
                                                         PERCENTAGE OF         SHARES OF           NUMBER OF
                                                         COMMON STOCK           COMMON              SHARES/
                                                           PRIOR TO           STOCK TO BE         PERCENTAGE OF
                                                        OFFERING (BOTH          OFFERED             COMMON
                                                         HELD DIRECTLY          (OPTION            STOCK OWNED
                                POSITION WITH           OR SUBJECT TO        SHARES HELD +         AFTER THE
      NAME(1)                       DSET                  OPTIONS)(2)        OPTIONS HELD)        OFFERING(3)
-------------------------     ---------------------     --------------       -------------        -----------
S. Daniel Shia...........     Chairman of the Board      1,090,228/9.7%         1,090,228                0/*
                                and Director
William P. McHale, Jr....     President and CEO            415,850/3.7%           415,400              450/*
Paul Smith...............     Senior Vice President-       313,471/2.8%           153,497          159,974/1.4%
                                Strategic Planning
                                and Product
                                Management
Victor W. Mak............     Chief Technology             218,887/2.0%           218,887                0/*
                                Officer
Vincent J. Sheu..........     Former Vice President-       101,402/*               95,777            5,625/*
                                Carrier Solutions
Bruce M. Crowell.........     Vice President and            78,000/*               78,000                0/*
                                Chief Financial
                                Officer
Phil Cavallo.............     Senior Vice President-       108,500/*              108,500                0/*
                                Sales and Marketing
Hui-Yun Rosanna Yuan.....     Former Director               54,485/*               54,485                0/*
Jacob J. Goldberg........     Director                      25,000/*               25,000                0/*
C. Daniel Yost...........     Director                      25,000/*               25,000                0/*
Andrew D. Lipman.........     Director                      25,000/*               25,000                0/*
John C. Thibault.........     Former Director                8,333/*                8,333                0/*
Paul Lipari..............     Former Chief Financial        80,387/*               54,887           25,500/*
                                Officer
Jeffrey Schneider........     Program Manager               34,821/*               34,821                0/*
Stephen Van Houten.......     Director of Human             30,756/*               29,546            1,210/*
                                Resources
Zenn Wang................     Former Regional Sales         19,800/*               19,800                0/*
                                Manager
Michael Walch............     Director of Accounting        20,500/*               19,500            1,000/*
Ellen Kelley-McHale......     Wife of William               16,005/*               16,005                0/*
                                McHale
Raghav Trivedi...........     Former Project                15,184/*               15,184                0/*
                                Manager
Jon Pask.................     Facility Supervisor,          10,215/*               10,215                0/*
                                New Jersey
Weidong Li...............     Senior Software                7,185/*                7,185                0/*
                                Engineer

                                                          NUMBER OF
                                                           SHARES/             NUMBER OF
                                                         PERCENTAGE OF         SHARES OF           NUMBER OF
                                                         COMMON STOCK           COMMON              SHARES/
                                                           PRIOR TO           STOCK TO BE         PERCENTAGE OF
                                                        OFFERING (BOTH          OFFERED             COMMON
                                                         HELD DIRECTLY          (OPTION            STOCK OWNED
                                POSITION WITH           OR SUBJECT TO        SHARES HELD +         AFTER THE
      NAME(1)                       DSET                  OPTIONS)(2)        OPTIONS HELD)        OFFERING(3)
-------------------------     ---------------------     --------------       -------------        -----------
Neil Fox.................     Former Director of             7,000/*                7,000                0/*
                                Operations
Robert Foley.............     Former Director of             6,010/*                6,010                0/*
                                Professional Services
Ray Li...................     Former Systems                 4,835/*                4,835                0/*
                                Engineer
Felicia Knisely..........     Former Marketing               3,480/*                3,480                0/*
                                Assistant
Yonik Seeley.............     Former Project Leader          3,083/*                3,083                0/*
Shu-Wen Wang.............     Minor Child of Former          3,000/*                3,000                0/*
                                Regional Sales
                                Manager
Shirley Wang.............     Minor Child of Former          3,000/*                3,000                0/*
                                Regional Sales
                                Manager
Victor Wang..............     Minor Child of Former          3,000/*                3,000                0/*
                                Regional Sales
                                Manager
Diane Romano.............     Former Corporate               2,500/*                2,500                0/*
                                Administrative
                                Assistant
Dean Kaflowitz...........     Former Senior                  1,773/*                1,773                0/*
                                Technical Writer
Michael Hui..............     Former Senior                  1,500/*                1,500                0/*
                                Software Engineer
Ellen Kelley-McHale C/F
  Liam McHale............     Minor Child of William         1,250/*                1,250                0/*
                                McHale

Harshwardhan Kulkarni....     Former Member of               1,161/*                1,161                0/*
                                Technical Staff

Brendan McHale...........     Minor Child of William         1,125/*                1,125                0/*
                                McHale

-------------

* Less than one percent.

(1) Certain unnamed non-affiliates of DSET may sell Shares held by them pursuant to this offering. Each such person, however, holds less than 1,000 Shares from the exercise of stock options and excluding options to purchase additional shares of Common Stock that each such individual may hold, if any, at the time of this offering. All such individuals currently hold, in the aggregate, 5,299 Shares, excluding unexercised options held by them, if any.

(2)  Applicable  percentage of ownership is based on 10,766,917 shares of Common
     Stock   outstanding  as  of  November  30,  1999,  plus  any  Common  Stock equivalents held by such holder.

(3) Assumes that all Shares are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Shareholders prior to the termination of this offering. Because the Selling Shareholders may sell all, some or none of their Shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Shareholder will own upon completion of this offering.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders have not advised DSET of any specific plan for distribution of the Shares offered hereby, but it is anticipated that the Shares will be sold from time to time by the Selling Shareholders or by permitted pledgees, donees, transferees or other permitted successors in interest. Such sales may be made in any of the following manners:

     o On the Nasdaq National Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the Shares are then listed, admitted to unlisted trading privileges or included for quotation);

     o    In public or privately negotiated transactions;

     o    In transactions involving principals or brokers;

     o    In a combination of such methods of sale; or

     o    Any other lawful methods.

     Although sales of the Shares are, in general, expected to be made at market prices prevailing at the time of sale, the Shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

     In offering the Shares covered by this Prospectus, each of the Selling Shareholders and any broker-dealers who sell the Shares for the Selling Shareholders may be "underwriters" within the meaning of the Securities Act, and any profits realized by such Selling Shareholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

     Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the Shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this Prospectus. The Selling Shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

     Each of the Selling Shareholders is acting independently of DSET in making decisions with respect to the timing, manner and size of each sale of Shares. DSET has not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Shareholder and any broker-dealer or agent.

     To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the Shares by the Selling Shareholders, will be set forth in a Prospectus Supplement.

     The expenses of preparing and filing this Prospectus and the related Registration Statement with the SEC will be paid entirely by DSET. Shares of Common Stock covered by this Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Prospectus. The Selling Shareholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including without limitation, Rule 10b-5 thereunder.

     Neither DSET nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for DSET by Buchanan Ingersoll Professional Corporation, 650 College Road East, Princeton, New Jersey 08540.

                                     EXPERTS

     The financial statements incorporated by reference in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows DSET to "incorporate by reference" the information DSET files with the SEC, which means that DSET can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that DSET files later with the SEC will automatically update and supersede this information. DSET incorporates by reference the documents listed below and any future filings made by DSET with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the filing of a post-effective amendment to this Prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold:

     o DSET's Annual Report on Form 10-K for the year ended December 31, 1998, filed with the SEC on March 31, 1999;

     o All other reports filed by DSET pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1998; and

     o The description of DSET's Common Stock, no par value, which is contained in DSET's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act in the form declared effective by the SEC on March 12, 1998, and any subsequent amendments or reports filed for the purpose of updating such description.

     DSET will provide to any person, including any beneficial owner of its securities, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. You may make such requests at no cost to you by writing or telephoning DSET at the following address or number:

               DSET Corporation
               1160 US Highway 22 East
               Bridgewater, New Jersey 08807
               Attention: Human Resources
               Telephone: (908) 526-7500

     You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. DSET has not authorized anyone else to provide you with different information. DSET is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

                       WHERE YOU CAN FIND MORE INFORMATION

     DSET files annual, quarterly and special reports, proxy statements and other information with the SEC. DSET's SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy, at prescribed rates, any document DSET files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's Public Reference Room.

     DSET has filed with the SEC a Registration Statement on Form S-8 under the Securities Act with respect to the Shares offered hereby. This Prospectus, which constitutes a part of that registration statement, does not contain all the information contained in the registration statement and its exhibits. For further information with respect to DSET and the Shares, you should consult the registration statement and its exhibits. Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with any proceeding involving such persons by reason of his serving or having served in such capacities or for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.

     Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability: (i) for any breach of the director's or officer's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve a knowing violation of law; (iii) as to directors only, under Section 14A:6-12(1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation; or (iv) for any transaction from which the director or officer derived an improper personal benefit.

     DSET's Amended and Restated Certificate of Incorporation limits the liability of its directors and officers as authorized by Section 14A:2-7(3).

     Article XI of DSET's Amended and Restated By-laws specifies that DSET shall indemnify its directors, officers, employees and agents to the extent such parties are a party to any action because he was a director, officer, employee or agent of DSET. This provision of the By-laws is deemed to be a contract between DSET and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the New Jersey Business Corporation Act are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of capital stock of DSET is required to adopt, amend or repeal such provisions of the By-laws.

     DSET has executed indemnification agreements with each of its officers and directors pursuant to which DSET has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of DSET.

     DSET has also obtained liability insurance for the benefit of its directors and officers which will provide coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of DSET due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling DSET pursuant to the foregoing provisions, DSET has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The SEC allows DSET to "incorporate by reference" the information DSET files with the SEC, which means that DSET can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that DSET files later with the SEC will automatically update and supersede this information. DSET incorporates by reference the documents listed below and any future filings made by DSET with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the filing of a post-effective amendment to this Prospects which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold:

     o DSET's Annual Report on Form 10-K for the year ended December 31, 1998, filed with the SEC on March 31, 1999;

     o All other reports filed by DSET pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1998; and

     o The description of DSET's Common Stock, no par value, which is contained in DSET's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act in the form declared effective by the SEC on March 12, 1998, and any subsequent amendments or reports filed for the purpose of updating such description.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with any proceeding involving such persons by reason of his serving or having served in such capacities or for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.

     Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability: (i) for any breach of the director's or officer's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve a knowing violation of law;
(iii) as to directors only, under Section 14A:6-12(1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation; or (iv) for any transaction from which the director or officer derived an improper personal benefit.

     DSET's Amended and Restated Certificate of Incorporation limits the liability of its directors and officers as authorized by Section 14A:2-7(3).

     Article XI of DSET's Amended and Restated By-laws specifies that DSET shall indemnify its directors, officers, employees and agents to the extent such parties are a party to any action because he was a director, officer, employee or agent of DSET. This provision of the By-laws is deemed to be a contract between DSET and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the New Jersey Business Corporation Act are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of capital stock of DSET is required to adopt, amend or repeal such provisions of the By-laws.

     DSET has executed indemnification agreements with each of its officers and directors pursuant to which DSET has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of DSET.

     DSET has also obtained liability insurance for the benefit of its directors and officers which will provide coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of DSET due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     The issuance of the Shares being offered by the Form S-3 Reoffer Prospectus were deemed exempt from registration under the Securities Act in reliance upon either Section 4(2) of the Securities Act as transactions not involving any public offering or Rule 701 under the Securities Act as transactions made pursuant to a written compensatory plan or pursuant to a written contract relating to compensation.

ITEM 8.   EXHIBITS.

   Exhibit Number                           Description
--------------------  ----------------------------------------------------------
        4.1           DSET Corporation 1993 Stock Option Plan.

        4.2           DSET Corporation 1998 Stock Plan.

        5.1           Opinion of Buchanan Ingersoll Professional Corporation.

       23.1           Consent of PricewaterhouseCoopers LLP.

       23.2 Consent of Buchanan Ingersoll Professional Corporation (contained in the opinion filed as Exhibit 5.1).

       24 Power of Attorney (contained on the signature page of this Registration Statement).

ITEM 9.   UNDERTAKINGS.

     a.   DSET hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by DSET pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bridgewater, State of New Jersey, on this 30th day of November, 1999.

                                       DSET CORPORATION



                                       By: /s/ William P. McHale, Jr.
                                           -------------------------------------
                                           William P. McHale, Jr.
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints William P. McHale, Jr., his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                      Title                       Date
----------------------------  -------------------------------  -----------------

/s/ William P. McHale, Jr.    President, Chief Executive       November 30, 1999
---------------------------
William P. McHale, Jr.        Officer and Director (Principal
                              Executive Officer)

/s/ Bruce M. Crowell          Chief Financial Officer          November 30, 1999
---------------------------
Bruce M. Crowell              (Principal Financial and
                              Accounting Officer)

/s/ S. Daniel Shia            Chairman of the Board,           November 30, 1999
---------------------------
S. Daniel Shia                Chief Technical Officer and
                              Director

/s/ Bruce R. Evans            Director                         November 30, 1999
---------------------------
Bruce R. Evans

/s/ Jacob J. Goldberg         Director                         November 30, 1999
---------------------------
Jacob J. Goldberg

/s/ C. Daniel Yost            Director                         November 30, 1999
---------------------------
C. Daniel Yost

---------------------------   Director
Andrew D. Lipman

                                  EXHIBIT INDEX

   Exhibit Number                           Description
--------------------  ----------------------------------------------------------
        4.1           DSET Corporation 1993 Stock Option Plan.

        4.2           DSET Corporation 1998 Stock Plan.

        5.1           Opinion of Buchanan Ingersoll Professional Corporation.

       23.1           Consent of PricewaterhouseCoopers LLP.

       23.2 Consent of Buchanan Ingersoll Professional Corporation (contained in the opinion filed as Exhibit 5.1).

       24 Power of Attorney (contained on the signature page of this Registration Statement).